                    PROSPECTUS SUPPLEMENT DATED JULY 25, 2000
                       (TO PROSPECTUS DATED MAY 12, 2000)



                                                          Filed Pursuant to
                                                       Rule 424(b)(3) and (c)
                                                   Commission File No. 333-36156


                                   879 SHARES

                              [CISCO SYSTEMS LOGO]

                                  COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated May 12, 2000 (the "Prospectus") of Cisco Systems, Inc. ("Cisco" or the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of up to 879 shares of Cisco's Common Stock, par value $0.001 per share (the "Common Stock"), who received such shares in connection with the acquisition by statutory merger of Growth Networks Inc. ("Growth"), by and through a merger of Growth with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                               SELLING SHAREHOLDER

     Recently Institutional Venture Partners VIII distributed shares of its Cisco Common Stock to various limited and general partners. One of the distributees, Venture Investment Associates III, L.P., transferred 879 shares of Common Stock to St Paul School, which transferee was not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by a shareholder of the Company who was not specifically identified in the Prospectus as a Selling Shareholder, the percentage of outstanding shares of Common Stock of the Company this represents and the number of shares of Common Stock to be registered for sale hereby. The table of Selling Shareholders in the Prospectus is hereby amended to include St Paul School as a Selling Shareholder.


                                  Number of                                    Number of
                                    Shares              Percent of              Shares
                                 Beneficially          Outstanding           Registered for
Name of Selling Shareholder        Owned(1)               Shares             Sale Hereby(1)
---------------------------      ------------          -----------          ---------------
St. Paul School                      879                    *                     879

---------------------------
* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.